EXHIBIT 10.28

Summary of Min Fang Building Lease Contract, Effective December 2003, Between Shanghai Minghong Economic Development Co., Ltd. and Mtone Wireless Communication (Shanghai) Co., Ltd.

Lessor (Party A): Shanghai Minghong Economic Development Co., Ltd.

Lessee (party B): Mtone Wireless Communication (Shanghai) Co., Ltd.

Date of Signing

December 2003

Property Description

Location: Room 01, Floor 7, Min Fang Building, Fuxing Zhong Lu No. 593

Square footage: 224 m2 in architectural area

Type: office space

Term of Lease

Effective Period: from February 6, 2004 to February 5, 2006

Extension: Party A and Party B may reach the extension of the agreement only at 2 months before the expiration.

Rental Use

Office use

Rent Amount

RMB 21,513 Yuan per month in total.

Major Obligations of Either Party

Party A shall:

1.	be responsible for the maintenance of building

Party B shall:

1.	be liable for the payment of relevant fees and deposit under the terms and conditions of this contract;

2.	reasonably use and protect the leased premises and its affiliated establishments;

3.	get written approval from Party A for sublease and transfer or exchange of the renting house.

Termination Events

1.	The contract will be terminated as the following events occur (the parties will not take the mutual responsibilities):

(1)	The ground-using right in the house occupying space is taken back in accordance with the law;

(2)	The house shall be lawfully confiscated because of the public benefit or the need of city construction;

(3)	The house is damaged, destroyed, or judged dangerous;

(4)	Party A has notified Party B that the house has been mortgaged before the lease, and it is under current disposition.

2.	One party notifies the other party to cancel the contract, the breaching Party shall pay the liquidated damages:

(1)	Party A does not give back the house on time, and still does not give back the house within 10 days after Party B presses for it;

(2)	The house Party A gives back does not accord with the agreement, such that it cannot carry out the lease intention; or Party A’s house has a bug which is dangerous to Party B’s safety;

(3)	Party B changed the house’s purpose, without the written agreement of Party A, which brings damage to the house;

(4)	The house’s main body structure is destroyed because of Party B;

(5)	Party B subleases, transfers and exchanges the house with others, without notifying Party A and get Party A’s agreement;

(6)	Party B does not pay the rent and exceeds the time limit for such payment by one month;

(7)	Party B does not pay the water, electricity, coal, correspondence fee, etc. and exceed the time limit for such payments by one month.

Security deposit and other refundable or non- refundable payment

1.	Deposit: RMB 43,026 Yuan.

2.	Management fees: RMB 6,720 Yuan per month in total

3.	Other fees for water, electricity, telephone and communication (if applicable).

Dispute Resolution

The parties have agreed to present all their disputes to Shanghai Arbitration Committee.